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                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

        Tabletop Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        1. That a meeting of the Board of Directors of Tabletop Holdings, Inc. setting forth proposed amendment to the Certificate of Corporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Second Article thereof so that, as amended said Article shall be and read as follows:

        "SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company."

FURTHER RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Fourth Article thereof so that, as amended said Article shall be and read as follows:

        "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 10,000,000 shares of common stock with a par value of $0.01 per share."

        2. That thereafter, pursuant to resolution of its Board of Directors, an Annual Meeting of the Stockholders was held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

        3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Tabletop Holdings, Inc., has caused this certificate to be signed by Luther C. Kissam, IV, this 17th day of May 2001.

                                 TABLETOP HOLDINGS, INC.

                                 By:     /s/ Luther C. Kissam, IV
                                    ---------------------------------
                                       Luther C. Kissam, IV
                                       Vice President and Secretary

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 05:00 PM 05/21/2001
010243637 - 3165646